UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2019 (September 27, 2019)

KemPharm, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36913	20-5894398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Celebration Boulevard, Suite 103, Celebration, FL		34747
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (321) 939-3416

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMPH	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 3.01          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 27, 2019, KemPharm, Inc., or the Company, received a letter from the Listing Qualifications Department of The Nasdaq Stock Market, LLC, or NASDAQ, notifying the Company that the listing of its common stock was not in compliance with NASDAQ Listing Rule 5450(a)(1) for continued listing on the NASDAQ Global Market, as the minimum bid price of the Company’s listed securities was less than $1.00 per share for the previous 30 consecutive business days. Under NASDAQ Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until March 25, 2020, to regain compliance with the rule referred to in this paragraph. To regain compliance, during this 180-day compliance period, the Company’s minimum bid price of listed securities must close at $1.00 per share or more for a minimum of 10 consecutive business days. The notice has no present impact on the listing of the Company’s securities on the NASDAQ Global Market.

In the event that the Company does not regain compliance with the NASDAQ Listing Rules prior to the expiration of the 180-day compliance period, the Company may be eligible for additional time to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(ii) by transferring to the Nasdaq Capital Market. To qualify, the Company would need to submit a Transfer Application and a $5,000 application fee. In addition, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirement. In addition, the Company would need to provide written notice to Nasdaq of its intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary. As part of its review process, the Nasdaq staff will make a determination of whether it believes the Company will be able to cure this deficiency. Should the Nasdaq staff conclude that the Company will not be able to cure the deficiency, or should the Company determine not to submit a Transfer Application or make the required representation, Nasdaq will provide notice that the Company’s shares of common stock will be subject to delisting

If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Company’s shares of common stock will be subject to delisting. At such time, the Company may appeal the delisting determination to a Hearings Panel.

The Company intends to actively monitor its minimum bid price of listed securities and, as appropriate, will consider available options to resolve the deficiencies and regain compliance with the NASDAQ Listing Rules, including applying to transfer to the NASDAQ Capital Market or effecting a reverse stock split.

There can be no assurance that the Company will be successful in maintaining the listing of its common stock on the NASDAQ Global Market, or, if transferred, on the NASDAQ Capital Market. This could impair the liquidity and market price of its common stock. In addition, the delisting of its common stock from a national exchange could have a material adverse effect on the Company’s access to capital markets, and any limitation on market liquidity or reduction in the price of its common stock as a result of that delisting could adversely affect the Company’s ability to raise capital on terms acceptable to the Company, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KemPharm, Inc.

Date: October 3, 2019	By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, CPA
Chief Financial Officer, Secretary and Treasurer